Exhibit 4.10

Employment agreement

Lex Bakker

The undersigned:

Merus B.V., located at Padualaan 8 in 3584 CH Utrecht, duly represented by Mr T. Logtenberg in the position of Managing Director, hereinafter referred to as “Employer”,

and

Alexander Bakker, born in Ooststellingwerg, on 1 December 1966, residing at Waardenburg 51, 2181 LN Hillegom, hereinafter referred to as “Employee”,

have agreed as follows:

Article 1 Start of employment, position, nature and location of work

The Employee shall commence his employment with the Employer on 1 October 2010 in the position of Chief Development Officer (CDO).

The CDO reports directly to the CEO and is a member of the management team. The CDO provides leadership and guidance to the planning and execution of the internal and external pre-clinical and clinical development activities of product candidates of Merus according to strict quality demands as required by the FDA and EMEA. The CDO is responsible for the creation and implementation of a development plan and the associated budget based on the integration of the scientific and business objectives of Merus and knowledge of the regulatory environment and pre-clinical and clinical development processes. In the management team, the CDO contributes to the strategic discussions regarding new product and licence possibilities based on his expertise and to all business development activities in a broader sense. The CDO provides the CEO and the Supervisory Board with recommendations regarding possibilities and risks of product development activities.

This position is performed at or from Padualaan 8 – 3584 CH Utrecht.

Article 2 Duration

This employment agreement is concluded for an undetermined period of time.

Article 3 Probationary period

The probationary period is two months. During the probationary period, both the Employer and the Employee may terminate the employment agreement at any time with immediate effect.

Article 4 Cancellation

Outside of the probationary period, both the Employer and the Employee are authorised to cancel the employment agreement prematurely in writing with due observance of the legal notice periods. The employment agreement can only be cancelled at the end of each calendar month.

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Article 5 Salary

The gross salary excluding of vacation allowance of the Employee at the start of employment is €8,416.00 per month based on a full-time position. The payment of the salary takes place no later than the last day of the month.

Article 6 Salary in case of disability

From the first day of disability during the first year, the Employee is entitled to continued payment of 100% of the most recent salary and to 70% of the most recent salary during the second year.

Article 7 Working time, working hours and overtime

The position will be fulfilled for 40 hours per week (full-time position). The working hours shall be determined by the Employer in consultation with the Employee.

The Employee is reasonably obligated to abide by a request of the Employer to work overtime, without receiving overtime pay.

Article 8 Vacation and vacation allowance

The Employee is entitled to 30 vacation days per calendar year with retention of salary. The vacation days are used in consultation with the Employer.

As a rule, vacation days must be used in the year to which they relate. In the first year of employment, the number of vacation days is 12.

The Employee is entitled to a vacation allowance of 8% of the gross salary. The vacation allowance is calculated over the period located between 1 June and 31 May. The vacation allowance is paid as a lump sum in the month of May.

In case of an interim start or termination of the employment agreement, the vacation allowance shall be calculated pro rata the number of months the Employee has been employed.

Article 9 Employment and company regulations of Merus BV

The Employee declares to be aware of and to agree with the employment and company regulations applicable at the Employer. The Employee shall receive a copy of these employment and company regulations at the start of the employment.

Article 10 Employee Manual

This employment agreement is subject to the attached Employee Manual (Attachment I). This Employee Manual contains the general employment conditions which apply to all employees of Merus B.V. The Employee Manual is an integral part of this employment agreement and is provided to the Employee at the start of the employment. The provisions laid down in the Employee Manual apply to this employment agreement insofar as these are not expressly deviated from. The Employer reserves the right to make changes to the provisions which are laid down in the Employee Manual.

Article 11 Pension Scheme

A pension scheme is set up for the Employee (Annex II).

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Special provisions

Article 12 Confidentiality clause

The Employee is obligated to observe the confidentiality of all he has learned about the business of the Employer and its clients and of which the Employee can reasonably suspect the confidential nature during and for a period of 5 years after the end of the employment agreement.

For every non-compliance or violation of the above, the Employee shall forfeit an immediately payable penalty of €50,000 to the Employer, as well as a penalty of €1,000 for each day the violation continues. This penalty shall be owed by the mere fact of the non-compliance or violation but shall not affect the right of the Employer to claim full damage. The penalty is owed directly to the Employer and shall be for the benefit of the Employer, which constitutes a deviation from Article 7:650(3-5) DCC.

Article 13 Relationship clause

The Employee is forbidden may not perform work for or on behalf of a relationship of the Employer which exist at the time of the end of this employment agreement who perform activities in a similar area or which otherwise competes with the activities of the Employer for a period of 12 months after the end of the employment agreement.

This provision shall not apply if the Employee has received prior written permission from the Employer, whether or not granted under special conditions.

For each violation of the above, the Employee shall forfeit an immediately payable penalty of €10,000 to the Employer, as well as a penalty of €1,000 for each day the violation continues. This penalty shall be owed by the mere fact of the violation but shall not affect the right of the Employer to claim full damage. The penalty is owed directly to the Employer and shall be for its benefit, which constitutes a deviation from Article 7:650(3-5) DCC.

Article 14 Ban on ancillary activities

The Employee shall not perform work for another employer or client during the term of this employment agreement. The Employee shall also directly and indirectly refrain from doing business for his own account.

This provision shall not apply if the Employee has received prior written permission from the Employer, whether or not granted under special conditions.

For each non-compliance or violation of the above, the Employee shall forfeit an immediately payable penalty of €5,000 to the Employer, as well as a penalty of €1,000 for each day the violation continues. This penalty shall be owed by the mere fact of the non-compliance or violation but shall not affect the right of the Employer to claim full damage. The penalty is owed directly to the Employer and shall be for its benefit, which constitutes a deviation from Article 7:650(3-5) DCC.

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Additional provisions

Article 15 Intellectual property rights

All intellectual property rights, including but not limited to patent rights, design rights, copyrights, trademark rights and knowledge created during and after the end of the employment agreement or as a result of the work or activities performed by the Employee in the service of the Employer, belong or shall belong exclusively and in their entirety to the Employer.

If the aforementioned intellectual property rights do not immediately accrue to the Employer based on legal agreements, the Employee hereby transfers these rights to the Employer.

Insofar as the intellectual property rights mentioned in this article cannot be transferred to the Employer, the Employee hereby grants the Employer an exclusive, comprehensive and finite licence to use these rights in the broadest sense of the word without any payment obligation of the Employer. If, despite the above, personal rights on the intellectual property mentioned in this article accrue to the Employee and insofar as the law allows, the Employee hereby waives all his/her personal rights, including the right to have his/her name mentioned based on the Copyright Act 1912.

The Employee shall inform the Employer without delay of all results, inventions, information and intellectual property rights which are the result of his/her employment and/or which are in any way relevant to the creation, protection or enforceability of the intellectual property rights.

As long as the employment agreement and these additional provisions are in force, the Employee shall perform all actions which are necessary for the registration of or application for intellectual property rights in name of the Employer anywhere in the world.

If the Employer is not able or not in a position to give effect to the collaboration pledged above in paragraphs 2 and 6, the Employee hereby grants the Employer an irrevocable mandate to represent him/her with regard to the assignment and registration of the intellectual property rights as referred to in paragraphs 2 and 6.

The Employee acknowledges and determines that his/her salary offers reasonable compensation for the loss of intellectual and industrial property rights as set out in this Article, the employment agreement and by law.

Article 16 Travel expense allowance

The Employee is entitled to compensation of travel expenses for public transportation based on economy class. In case of a move to a location within a radius of 15km from the work location of Merus, any right to the travel expense allowance expires.

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Travel other than the commute which is performed in the context of the work or Merus BV will be reimbursed separately after declaration of the costs incurred by the Employee. The travel expenses allowance is paid monthly together with the salary.

Article 17 Reimbursement mobile phone

The Employee is entitled to a mobile phone (“smartphone”) and full reimbursement of a mobile phone subscription. The nature of the subscription is determined in consultation with the Managing Director. The costs of the subscription are paid directly by Merus.

Article 18 Reimbursement of study expenses

Costs for training in the context of the work for Merus are reimbursed in full by the Employer. If the employment agreement between the Employer and the Employee ends within 2 years after the completion of the course, the Employee shall repay 50% of the study costs.

Article 19 Moving expenses

In case of a move to a location within a radius of 15 km from the location of Merus, the Employee is entitled to a one-time allowance for the moving expenses of €1,500.

Article 20 Government measures

Government measures which mandate a different policy than set out in this agreement, including a change to fiscal regulation, shall be taken into account and shall not require the Employer to pay any compensation on any other ground.

Article 21 Change clause

The Employer reserves the right to change the employment agreement unilaterally if it has such compelling interest that the interest of the Employee, which is harmed by the change, must make way by standards of reasonableness and fairness.

Article 22 Final provision

This agreement and all subsequent agreements between the parties are governed by Dutch law.

Annexes belonging to this agreement:

I.	Employee Manual Merus B.V.

II.	Pension Scheme Lex Bakker

Thus agreed to, drawn up in duplicate and signed in Utrecht on [hw:] 05/08/2010.

Employer Signature:	Employee Signature:

[signature]	[signature]
T. Logtenberg	Alexander Bakker
Managing Director

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